Exhibit 99.B(d)(2)

INVESTMENT SUB-ADVISORY AGREEMENT
SEI ALPHA STRATEGY PORTFOLIOS, LP

AGREEMENT made as of this 16th day of July, 2007 between SEI Investments Management Corporation (the “Adviser”) and Hyperion Brookfield Asset Management, Inc. (the “Sub-Adviser”).

WHEREAS, SEI Alpha Strategy Portfolios, LP, a Delaware limited partnership (the “Fund”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to issue its units of limited partnership interest (the “Shares”) in separate Series (as defined below);

WHEREAS, the Shares issued by the Fund have not been registered under the Securities Act of 1933, as amended, and are being issued pursuant to an exemption therefrom;

WHEREAS, SEI Investment Strategies, LLC, the General Partner of the Fund, has delegated its authority to manage and control the business and affairs of the Fund to the Fund’s Board of Directors (the “Board”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated
June 29, 2007, (the “Advisory Agreement”) with the Fund, pursuant to which the Adviser acts as investment adviser to the series of the Fund set forth on Schedule A attached hereto (the “Series”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Fund, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Series, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Board, the Sub-Adviser shall manage all of the securities and other assets of the Series entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Series’ written investment objectives, policies and restrictions as stated in the Series’ Private Placement Memorandum, as currently in effect and as amended or supplemented from time to time (“PPM”), and subject to the following:

(a)                                  The Sub-Adviser shall, subject to Section 1(b), determine from time to time what Assets will be purchased, retained or sold by the Series, and what portion of the Assets will be invested or held uninvested in cash in accordance with the PPM.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Limited Partnership Agreement (as defined herein) and the PPM and with the instructions and directions of the Adviser, including any investment guidelines provided to the Sub-Adviser, and of the Board and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”) (if applicable), and all other applicable federal and state laws and regulations, as each is amended from time to time.  Notwithstanding anything herein to the contrary, the Sub-Adviser shall not be required to comply with any amendment or supplement to the Fund’s Limited Partnership Agreement (as defined herein) and the PPM made after the date hereof until such amendment or supplement is received by the Sub-Adviser.

(c)                                  The Sub-Adviser shall determine the Assets to be purchased or sold by the Series as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Series’ PPM or as the Board or the Adviser may direct from time to time, in conformity with all federal securities laws.  In executing Series transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Series the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)).  Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Series.  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Fund’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will the Series’ Assets be purchased from or sold to the Adviser, Sub-Adviser, the Fund’s placement agent (currently, SEI Investments Distribution Co.), or any affiliated person of either the Fund, Adviser, Sub-Adviser or placement agent, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.  The Adviser shall provide the Sub-Adviser with a list of the affiliated persons of the Fund and the Adviser and shall promptly notify the Sub-Adviser of any amendments to its list of affiliated persons.

(d)                                 The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Series required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser agrees that all records that it maintains on behalf of the Series are property of the Series and the Sub-Adviser will surrender promptly to the Series any of such records upon the Series’ request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)                                  The Sub-Adviser shall provide the Series’ custodian (the “Custodian”) on each business day with information relating to all transactions concerning the Series’ Assets and shall provide the Adviser with such information upon request of the Adviser.  The Adviser shall notify the Sub-Adviser in writing of any change in the Custodian no less than five (5) business days in advance of the effective date of such change.  The Adviser shall furnish such authorization as the Custodian may require in order that the Sub-Adviser may direct the Custodian to deliver securities and other assets sold and pay out of the Assets for securities and other assets purchased in accordance with the Series’ custody agreement and this Agreement.  Adviser acknowledges that the Sub-Adviser is under no responsibility for any act or omission on the part of the Custodian.

(f)                                    The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Fund.

(g)                                 The Sub-Adviser shall promptly notify the Adviser of any financial condition of the Sub-Adviser that is reasonably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)                                 (i)            Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Series.  If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(ii)                                  The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in the Series.  As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to the Series to promptly forward misdirected proxies to the Sub-Adviser.

(i)                                     In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Series or a sub-adviser to a portfolio that is under common control with the Series concerning the Assets, except as permitted by the policies and procedures of the Series.  The Sub-Adviser shall not provide investment advice to any assets of the Series other than the Assets.

(j)                                     On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Series as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased.  In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Series and to such other clients under the circumstances.

(k)                                  The Sub-Adviser shall provide to the Adviser or the Board such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or the Board may reasonably request.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Fund with the SEC or sent to limited partners under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or control affiliates; provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.                                      Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Series pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Fund’s

Limited Partnership Agreement (as defined herein), the PPM, the instructions and directions of the Adviser and the Board, the requirements of the 1940 Act, the Code (if applicable), and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.                                       Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)                                  The Fund’s Limited Partnership Agreement (such Limited Partnership Agreement, as in effect on the date of this Agreement and as amended from time to time, herein called the “Limited Partnership Agreement”);

(b)                                 By-Laws of the Fund (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws); and

(c)           The PPM of the Series.

4.                                       Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser quarterly.  For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero.

5.                                       Indemnification and Limitation of Liability.  The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

Notwithstanding the foregoing, the Sub-Adviser shall not be subject to any liability to the Adviser for (i) any loss arising out of any error of judgment, any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, fraud, bad faith or gross negligence in the performance or non-performance of the Sub-Adviser’s duties hereunder; by reason of reckless disregard by the Sub-Adviser of its duties hereunder; or any violation by the Sub-Adviser of any applicable federal or state law or regulation or any duty imposed under federal or state law; (ii) any loss arising from the Sub-Adviser’s adherence to the Board’s or Adviser’s written instructions; or (iii) any act or failure to act by the Custodian or any broker or dealer to which the Sub-Adviser in good faith and, with respect to a broker or dealer, in accordance with Section 1(c) directs transactions for the Assets.  The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser may have under U.S. securities laws.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

Notwithstanding the foregoing, the Adviser shall not be subject to any liability to the Sub-Adviser for any loss arising out of any error of judgment, any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, fraud, bad faith or gross negligence in the performance or non-performance of the Adviser’s duties hereunder; by reason of reckless disregard by the Adviser of its duties hereunder; or any violation by the Adviser of any applicable federal or state law or regulation or any duty imposed under federal or state law.  The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-Adviser may have under U.S. securities laws.

6.                                       Duration and Termination.  This Agreement shall become effective upon approval by the Fund’s Board and its execution by the parties hereto.  Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of the Series is not required, and the Sub-Adviser acknowledges that it shall be without the protection (if any) accorded by limited partner approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Series (a) by the Series at any time, without the payment of any penalty, by the vote of a majority of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Series, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser.  This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Fund.  As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.                                       Compliance Program of the Sub-Adviser.  The Sub-Adviser hereby represents and warrants that:

(a)                                  in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)                                 to the extent that the Sub-Adviser’s activities or services could affect the Series, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Series and the Sub-Adviser (the policies and procedures referred to in this Paragraph 7(b), along with the policies and procedures referred to in Paragraph 7(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

8.                                       Reporting of Compliance Matters.

(a)                                  The Sub-Adviser shall promptly provide, upon written request, to the Fund’s Chief Compliance Officer (“CCO”) the following documents:

(i)                                     copies of all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto;

(ii)                                  a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii)                               a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iv)                              a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v)                                 an annual (or more frequently as the Fund’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 7 and 8 of this Agreement.

(b)                                 The Sub-Adviser shall also provide the Fund’s CCO with:

(i)                                     reasonable access to the testing, analyses, reports and other documentation, or summaries thereof, that the Sub-Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Sub-Adviser’s Compliance Program; and

(ii)                                reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

9.                                       Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10.                                 Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11.                                 Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation One Freedom Valley Drive Oaks, PA 19456 Attention: Legal Department

To the Fund’s CCO at:	SEI Investments Management Corporation One Freedom Valley Drive Oaks, PA 19456 Attention: Russ Emery

To the Sub-Adviser at:	Hyperion Brookfield Asset Management, Inc. 3 World Financial Center 200 Vesey Street, 10th Floor New York, NY 10281-1010 Attention: General Counsel

12.           Noncompete Provisions.

(a)           The Sub-Adviser hereby agrees that, the Sub-Adviser will:

(i)                                     waive enforcement of any noncompete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and

(ii)                                  not become a party to any noncompete agreement or other agreement or arrangement that restricts, limits or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services.

(b)                                 Notwithstanding any termination of this Agreement, the Sub-Adviser’s obligations under this Paragraph 12 shall survive.

13.                                 Amendment of Agreement.  This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

14.                                Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Fund (for purposes of this Paragraph 14, each a “Series”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Series severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Series as if contained in separate agreements between the Adviser and Sub-Adviser for each such Series.  In the event that this Agreement is made applicable to any additional Series by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Series so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such Series shall be the execution date of the relevant Schedule.

15.                                 Miscellaneous.  Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Hyperion Brookfield Asset Management, Inc.

By:	By:
/s/SOFIA A. ROSALA	/s/ JOHN J. FEENEY, JR.

Name:	Name:

Sofia A. Rosala	John J. Feeney, Jr.

Title:	Title:

Vice President	President & CEO

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Hyperion Brookfield Asset Management, Inc.

As of July 16, 2007

SEI ALPHA STRATEGY PORTFOLIOS, LP

SEI LIBOR Plus Portfolio

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Hyperion Brookfield Asset Management, Inc.

As of July 16, 2007

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI ALPHA STRATEGY PORTFOLIOS, LP

SEI LIBOR Plus Portfolio	X.XX%

Agreed and Accepted:

SEI Investments Management Corporation	Hyperion Brookfield Asset Management, Inc.

By:	By:
/s/SOFIA A. ROSALA	/s/ JOHN J. FEENEY, JR.

Name:	Name:

Sofia A. Rosala	John J. Feeney, Jr.

Title:	Title:

Vice President	President & CEO